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                                                                    Exhibit 10.9

                         HUSSMANN INTERNATIONAL, INC.

                   DEFERRED COMPENSATION PLAN FOR DIRECTORS
                      (EFFECTIVE AS OF FEBRUARY 26, 1998)

                                  I. GENERAL

     1. PURPOSE. The primary purpose of this Plan is to establish a method for the payment of deferred compensation to directors of Hussmann International, Inc. (the "Company") which will assist the Company in attracting and retaining as members of its Board of Directors those persons whose abilities, experience and judgment will contribute to the continued progress of the Company.

     2. ELIGIBILITY. Each director of the Company (other than the Chairman) who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") shall be eligible to participate in this Plan.

     3. ADMINISTRATION. This Plan shall be administered by the Board of Directors or a committee of the Board of Directors (the "Committee"), which shall have full power and authority to interpret, construe and administer this Plan in accordance with the provisions herein set forth. The Plan administrator's interpretation and construction of this Plan, and actions under this Plan, and the Plan administrator's determination of the amount or recipient of payments to be made from this Plan, shall be conclusive and binding on all persons for all purposes. The expenses of administering this Plan shall be paid by the Company and shall not be charged against this Plan.

                       II. DEFERRAL OF RETAINER AND FEES

     1. RIGHT TO DEFER COMPENSATION. Each Non-Employee Director may participate in this Plan by executing an agreement with the Company (an "Agreement") prior to the beginning of any calendar quarter to defer payment of all or a portion of the compensation to which such Director is entitled for services performed during and after such calendar quarter as a director, consisting of the annual cash retainer (including, if applicable, the portion attributable to services as Chairman of a Board committee) or Board and committee meeting fees, or both such retainer and meeting fees (collectively sometimes referred to as "compensation" or "deferred compensation"). An Agreement shall be delivered to the Vice President-Human Resources of the Company. A participant may not revoke or change an election to defer compensation for a calendar quarter after the beginning of such quarter, but may change or revoke an election for any subsequent quarter by executing with the Company a new Agreement prior to the quarter for which the change or revocation is to become effective. Elections to defer compensation shall be irrevocable as to all compensation which shall have been earned while such election was in effect.
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     2.   DEFERRED COMPENSATION ACCOUNT.  The Company shall maintain a bookkeeping account for each participant in the Plan to which there shall be credited, as of the date the compensation would have been payable, the amount of any compensation deferred.

     3. INTEREST ON DEFERRED COMPENSATION ACCOUNT. So long as a participant is serving as a Director of the Company, on June 30 and December 31 of each year, accrued interest shall be credited in arrears to each Plan account in respect of the amount of deferred compensation (and previously credited accrued interest) then credited to such account at the prime rate of interest then quoted by Mercantile Bank of St. Louis N.A. (the "Prime Rate"). Any such interest shall be credited for the period from and including the most recent January 1 or July 1, as applicable (or from and including the date as of which any deferred compensation was credited to such account), to and including June 30 or December 31, as applicable. As of the date a participant ceases to serve as a Director of the Company for any reason, and thereafter as of the date of each payment to the participant, accrued interest shall be credited in arrears to that participant's Plan account at the Prime Rate.

     4.   PAYMENT OF DEFERRED COMPENSATION.

          (a) Except as otherwise set forth in this Plan, a participant's account shall be paid or commence to be paid to the participant on the later of
(i) the date(s) elected by the participant in the participant's deferred compensation Agreement or other form of election provided by the Company or (ii) the first January occurring after the Participant ceases to serve as a Director for any reason; provided, however, that the date(s) elected by the participant shall be at least one year after the execution of the Agreement or other form of election. Each participant shall receive payment of the amount credited to that participant's account either in a single lump sum or in quarterly or annual installments over a period not to exceed ten years, as elected by the participant.

          (b) If a participant does not make an election pursuant to Section II.4(a), then commencing with the first January 1 occurring after the participant ceases to serve as a Director of the Company for any reason, the Company shall make quarterly payments of deferred compensation plus accrued interest over a term equal to the greater of (i) three years or (ii) the number of years and portion thereof during which the participant had in effect an election to defer compensation under this Article II. The amount payable for any quarter shall be determined by dividing the amount then credited to the participant's account by the number of remaining quarters in which a payment is to be made by the Company.

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                               III. STOCK UNITS

     1.   CREDITING OF STOCK UNITS.

          (a) Each Non-Employee Director as of February 26, 1998 shall be credited as of February 26, 1998 with the number of stock units (carried to four decimal places) determined by dividing $18,164.38 by the Fair Market Value of a share of Common Stock of the Company as of February 26, 1998. "Fair Market Value" shall mean, as of any date, the average closing price per share, as reported for New York Stock Exchange Composite Transactions, for the 20 trading days immediately preceding the date of determination.

          (b) On the date of each annual meeting of stockholders, beginning with the 1999 annual meeting, each Non-Employee Director serving as such immediately after such annual meeting shall be credited as of that date with the number of stock units (carried to four decimal places) determined by dividing $15,000 by the Fair Market Value of a share of Common Stock as of that date.

          (c) Each individual who first begins to serve as a Non-Employee Director after February 26, 1998 (the "First Service Date") shall be credited as of the First Service Date with a number of stock units (carried to four decimal places) equal to (i) the product of (A) the actual number of days from and after the First Service Date through and including the date of the first annual meeting of stockholders held after the First Service Date divided by 365 or 366, as applicable, multiplied by (B) $15,000, which product is (ii) divided by the Fair Market Value of a share of Common Stock as of the First Service Date.

     2. DIVIDEND EQUIVALENTS. On each dividend payment date in respect of the Common Stock, each participant in this Plan shall be credited with an amount equal to (i) the product of the number of stock units credited to that participant's account as of the record date for such dividend multiplied by (ii) the per share amount of the dividend.

     3. INTEREST ON DIVIDEND EQUIVALENT ACCOUNT. So long as a participant is serving as a Director of the Company, on June 30 and December 31 of each year, accrued interest shall be credited in arrears to each Plan account in respect of the amount of dividend equivalents (and previously credited accrued interest) then credited to such account at the Prime Rate. Any such interest shall be credited for the period from and including the most recent January 1 or July 1, as applicable (or from and including the dividend payment date applicable to any dividend equivalents), to and including June 30 or December 31, as applicable. As of the date a participant ceases to serve as a Director of the Company for any reason, and thereafter as of the date of each payment to the participant, accrued interest shall be credited in arrears to that participant's Plan account at the Prime Rate.

     4. BOOKKEEPING ACCOUNT. The Company shall maintain bookkeeping accounts for each participant in the Plan to which there shall be credited stock units, dividend equivalents and interest in accordance with Sections III.1, III.2 and III.3.

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     5.   ADJUSTMENTS.  In the event of any stock split, stock dividend, spin-
off, split-up, recapitalization, merger, consolidation, combination or exchange of shares, liquidation or the like, the number and class of stock units credited to each stock unit account shall be appropriately adjusted by the Board or a committee designated by the Board.

     6.   PAYMENT OF ACCOUNTS.

          (a) Except as otherwise set forth in this Plan, a participant's account shall be paid or commence to be paid to the participant on the later of
(i) the date(s) elected by the participant in the participant's form of election provided by the Company or (ii) the first January occurring after the participant ceases to serve as a Director for any reason. Each participant shall receive certificates for Common Stock representing the whole number of stock units credited to that participant's stock unit account as of the effective date of the participant's cessation of service as a Director of the Company, either in a single lump sum or in annual installments over a period not to exceed ten years, and cash in an amount equal to the amount credited to the participant's dividend equivalent account, including interest previously credited, either in a single lump sum or in quarterly or annual installments over a period not to exceed ten years, as elected by the participant; provided, however, that the Company shall, at the time of the first such distribution of Common Stock, pay cash in lieu of any fractional stock unit based on the Fair Market Value of the Common Stock as of the effective date of the participant's cessation of service as a Director of the Company.

          (b) If a participant does not make an election pursuant to Section III.6(a), then within 30 days after the participant ceases to serve as a Director of the Company for any reason:

          (i) The Company shall distribute to the participant one or more certificates for Common Stock representing the whole number of stock units credited to that participant's stock unit account as of the effective date of the participant's cessation of service and the Company shall pay cash in lieu of any fractional stock unit based on the Fair Market Value of the Common Stock as of the effective date of the participant's cessation of service as a Director of the Company; and

          (ii) The Company shall pay to the participant cash in an amount equal to the amount credited to the participant's dividend equivalent account, including interest previously credited.

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                               IV. MISCELLANEOUS

          (a) In the event a participant dies prior to receiving payment of any amount under this Plan to which the participant is entitled, the unpaid amount shall be paid to the beneficiary(ies) designated by the participant in a written instrument filed with the Vice President-Human Resources of the Company. Such amount shall be paid at the same time and in the same manner as such amount would have been paid had the participant survived; provided, however, that the Plan administrator may accelerate the time of any payment in its discretion. If such beneficiary is a natural person, any amounts remaining unpaid upon the death of the designated beneficiary shall be paid to the estate of such beneficiary. If a participant fails to make an effective beneficiary designation, any amounts remaining unpaid upon the death of the participant shall be paid to the estate of the participant.

          If, in the opinion of the Plan administrator, a participant or beneficiary who is entitled to a payment hereunder shall be mentally or physically disabled, any payment to such participant or beneficiary may, with the approval of the Plan administrator, be paid to the participant or beneficiary, to his or her legal representative, or to any other person for the benefit of the participant or beneficiary.

          (b) Deferred compensation, stock units, interest and any other amounts payable hereunder may not be voluntarily or involuntarily sold, transferred or assigned and shall not be subject to any legal attachment, levy or garnishment.

          (c) Participation in this Plan shall not confer upon any person any right to be nominated for re-election to the Board of Directors or to be re-elected to the Board of Directors.

          (d) Notwithstanding the payment provisions of this Plan, in the event of a "Change in Control" of the Company, as that term is defined in the Change in Control Agreement, dated as of January 30, 1998 by and between the Company and certain designated executives of the Company, each participant shall thereupon be entitled to receive a lump sum payment consisting of all deferred compensation, stock units, interest and any other amounts which have accrued to the participant's account(s) under this Plan.

          (e) Except as set forth in clause (f) below, the Company shall not be required to reserve, or otherwise set aside, assets or funds for the payment of its obligations hereunder. A participant's rights to receive benefits shall be no greater than the rights of any unsecured general creditor of the Company.

          (f) A participant shall not have any rights as a stockholder of the Company with respect to any stock units. The Company shall at all times prior to the distribution of Common Stock to a participant reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, the full number of shares that may be payable under this Plan.

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          (g) This Plan and all determinations made and actions taken pursuant hereto, to the extent not governed by the Internal Revenue Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflict of laws.

          (h) The Board of Directors may terminate this Plan at any time, or amend or modify it from time to time in any respect. The amendment or termination of this Plan shall not in any way affect the rights of participants, or their executors, administrators, beneficiaries or similar persons, to the extent of credits to their account at the time of amendment or termination.

          (i) The Company shall pay all legal fees and expenses which a participant may incur as a result of the Company or a subsidiary contesting the validity or enforceability of this Plan or any related agreement.

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